Exhibit 99.05

MA & Associates, LLC, Pazoo’s Nevada Medical Marijuana Laboratory Testing Partner, Receives Purchase Order From One Of The Largest Growers In Nevada

Whippany, N.J., December 11, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that its medical marijuana testing laboratory partner MA & Associates, LLC (MA) has received its first purchase order to test product from one of the largest growers in the State of Nevada. The first marijuana product to be tested is expected to be begin on or about the end of February 2015.

While this initial purchase order is for a few thousand dollars, it will serve as a quality test for our client.  MA is 100% confident that we will not only meet but exceed the standards our clients expect. This is the beginning of a very important relationship with one of the largest growers in the State of Nevada. This grower, which has requested its name remain confidential, will represent approximately 200,000 square feet of growing. MA’s management team has estimated that for every 100,000 square feet of grow that is tested will translate into approximately $1,000,000 of revenue per calendar year.  To date, MA feels confident that it has forged working relationships with additional growers who will test through MA and who will represent approximately another 500,000 square feet of grow.

Pazoo, Inc CEO David Cunic stated, “While it will not be until the middle to end of the first quarter of 2015 when revenues from MA are expected to quickly grow, we have taken every step and continue to make every effort to secure a solid and expanding revenue stream. MA’s corporate team has not only done a stellar job in securing themselves as the top rated testing lab applicant by the State of Nevada, but they have done a fantastic job at building and securing relationships with a multitude of growers within the State of Nevada”.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

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Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: December 11, 2014